Exhibit 99.1
JEFF SAGANSKY JOINS RHI ENTERTAINMENT AS NON-EXECUTIVE
CHAIRMAN OF THE BOARD OF DIRECTORS
— Significant Industry Experience, Relationships to Complement RHI Management Team —
New York, NY — February 9, 2009 — RHI Entertainment, Inc. (NASDAQ: RHIE), a leading developer, producer, and distributor of new made-for-television (MFT) movies, miniseries, and other television programming, today appointed Jeff Sagansky Non-Executive Chairman of the Board of Directors, effective immediately. Robert Halmi, Jr. will remain on the Board and will continue in his role as President and Chief Executive Officer.
In this new role with RHI Entertainment, Mr. Sagansky will provide strategic counsel around the diversification and distribution of RHI’s content. RHI is the clear leader in the industry and distributes one of the world’s largest libraries of made-for-TV movies and miniseries.
“I am pleased to have Jeff join our board,” said Mr. Halmi, Jr. “Jeff has a long track record of success in the media and entertainment world and we are confident that he will have an immediate impact on our business. Based on his exceptional industry knowledge and high level relationships, he will play an active role in the development of our long-term business strategy and content and will be integral in helping us further expand the distribution of our product.”
With a distinguished career spanning three decades, Mr. Sagansky brings significant production, investor and executive experience in the film, television and digital media businesses. A proven leader, Mr. Sagansky has successfully directed a number of industry-leading companies, including serving as the Co- President of Sony Pictures, President of CBS Entertainment, President and CEO of Paxson Communications (now ION Media Networks) as well as President of Tri-Star Entertainment.
Mr. Sagansky is the co-founder of Electric Farm Entertainment, the digital production company behind such hits as “Afterworld” and “Gemini Division.” He has also been a lead investor in such diverse companies as View2gether, a social viewing platform, Content Film, the UK based distribution company and Trifecta, the syndication and media sales company.
Commenting on his appointment Mr. Sagansky said, “I have known and worked with Robi and RHI for more than 25 years, and the Company has long been the leader in the high quality film entertainment market. Its unique financing and distribution model, extensive and valuable library, and growing list of expansion opportunities were all motivating factors in my decision to take on this role.”

Mr. Sagansky earned a BA from Harvard College and an MBA from Harvard Business School. He currently serves as Chairman of the private film finance company, Winchester Capital Partners, and Chairman of Elm Tree Partners, a private casino development company and is on the board of Scripps Networks Interactive.
About RHI Entertainment
RHI Entertainment, Inc. (NASDAQ: RHIE) develops, produces and distributes new made-for-television movies, miniseries and other television programming worldwide, and is the leading provider of new long-form television content in the United States. Under the leadership of Robert Halmi, Sr. and Robert Halmi, Jr., RHI has produced and distributed thousands of hours of quality television programming, and RHI’s productions have received more than 100 Emmy Awards. In addition to the development, production and distribution of new content, RHI owns rights to over 1,000 titles and more than 3,500 broadcast hours of long-form television programming, which are licensed to broadcast and cable networks and new media outlets globally.
Contact:
Erica Bartsch
Sloane & Company
Ebartsch@Sloanepr.com
212-446-1875

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